Exhibit 99.2

FOR IMMEDIATE RELEASE

MTR GAMING ENTERS INTO AGREEMENTS WITH PARI-MUTUEL CLERKS AND HORSEMEN

CHESTER, WV – January 12, 2004 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) announced that its wholly owned subsidiary, Mountaineer Park, Inc., reached a new, five-year agreement with the union representing its pari-mutuel clerks, and a new, three-year agreement with the Horsemen’s Benevolent and Protective Association governing live racing and simulcasting.

Live racing will continue as planned on the next scheduled racing date, January 19, 2004, and import simulcasting recommenced on Sunday, January 11.

The Company reiterated that the negotiations did not interfere with Mountaineer’s slot operations.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia, Scioto Downs in Columbus, Ohio, the Ramada Inn and Speedway Casino in North Las Vegas, Nevada, and holds a license (judicial review pending) to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel racing in Erie, Pennsylvania.  The Mountaineer facility currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,200 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, future plans and operating results.  Such statements are based on our current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially.  Those risks and uncertainties are described in the Company’s periodic reports filed with the Securities and Exchange Commission and press releases.    We do not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera (212) 836-9610
lbarbera@equityny.com
Loren G. Mortman (212) 836-9604

####